UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                 Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

SCOPUS BIOPHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

December 17, 2021

Dear Scopus Stockholders,

Scopus’ Annual Meeting of Stockholders (“Annual Meeting”) will be held on Monday, December 20, 2021 at 11:30 a.m. ET. Time is running short to cast your vote “FOR ALL” Scopus’ highly qualified and experienced director nominees:

•	Raphael Hofstein, Ph.D., an independent director with broad experience across multiple scientific and medical sectors for numerous public and private biopharmaceutical, biotechnology and pharmaceutical companies; and
•	David S. Battleman, M.D, an independent director with extensive experience spanning across academia, the pharmaceutical industry and management consulting, as well as widespread investor relationships.

Your board of directors strongly urges you to re-elect Dr. Hofstein and Dr. Battleman.

Your vote in incredibly important at this year’s Annual Meeting. Morris C. Laster, M.D. continues his campaign to elect two unqualified individuals who your board believes will be more focused on advancing Laster’s agenda than on the interests of all stockholders.

Your board believes Laster’s campaign is entirely self-serving. Please consider the following when you go to cast your ballots for the Annual Meeting.

LASTER REFUSES TO END HIS VALUE DESTRUCTIVE CAMPAIGN

Laster would have you believe that Scopus and its board are preventing this campaign from being resolved. This is false. The truth is your board has made numerous settlement proposals and Laster has refused every effort at a reasonable compromise. Here are the facts:

•	To mitigate rising expenses and the continued disruption caused by Laster’s legal and proxy campaign, record ownership of the contested shares was ceded to Laster and the Company proposed paying reasonable legal fees.
o	Scopus notes that HCFP, Scopus’ co-founder and principal financial sponsor, and Laster originally agreed that the contested 3.5 million shares would be designated for charity.
•	If Laster’s stockholder group, comprised solely of himself and his daughters, truly had the best interests of stockholders at heart, it is reasonable to assume they would have declared victory and walked away with a total of 6 million shares, or a windfall of nearly $12 million even at the Company’s current depressed stock price.

Since Laster began his all-out assault on the Company, more than $100 million in stockholder value has been destroyed. Since beginning his campaign earlier this year, Scopus’ stock price has decreased from approximately $10 per share to less than $2 per share. This is despite the acquisition of new assets, achievement of regulatory milestones, a non-dilutive fundraise, and appointment of highly-regarded leaders who are well-positioned to advance Scopus’ assets.

LASTER WANTS TO REALIZE OUTSIZED REWARDS FOR A DE MINIMIS INVESTMENT AND NEAR ZERO EFFORT

Laster purports to own approximately one-third of the outstanding shares of Scopus’ stock. A position of this size would typically be owned by a major investor or contributor to the Company. Laster is neither.

•	Laster’s entire investment in Scopus is a mere $6,000.
•	By contrast, HCFP has been a major investor and contributor to the Company. As Scopus’ financial sponsor, HCFP has funded and secured more than $25 million since founding the Company.
o	The recent $9.75 million financing was only made possible by HCFP’s contribution back to the Company of warrants to purchase six million shares of common stock. This was done to facilitate the financing and for the purpose of making the financing non-dilutive for the benefit of all other stockholders at an extremely high cost to HCFP itself.
•	Throughout Laster’s tenure, his attention to Scopus was inconsistent and haphazard.
o	Laster regularly refused to come to the United States to meet with prospective investors prior to Scopus’ public listing, except when it was convenient for Laster’s own schedule, with near complete disregard for the needs of the Company and its management.
•	Towards the end of his tenure, Laster had very limited involvement with the Company and mostly declined to communicate with Scopus’ management team.
•	Given Laster’s lack of involvement and the general disruption he was causing, the Company and Laster discussed the possibility of allowing Laster to resign. Laster resigned and Scopus accepted.

The only logical reason why someone who wanted to do next to nothing to help build Scopus is now fighting tooth and nail for more shares with no restrictions is boundless selfishness and greed. If Laster owned shares with no trading restrictions, we believe he would sell the shares without regard to the damage this would cause to all other stockholders.

Your board and management are focused on the interests of all stockholders. By contrast, Laster is focused only on himself and his own interests.

LASTER ASSOCIATIONS ARE DUBIOUS

Laster surrounds himself with people who appear to have questionable backgrounds.

One of Laster’s proposed nominees is Joshua Levine, who has attempted to hide his past affiliation with disgraced stockbroker Patterson Travis, Inc., a firm that was expelled by the Financial Industry Regulatory Authority, Inc.

Another such individual is James Tanenbaum, who originally reached out to the Company on behalf of Laster regarding his share ownership. This outreach was notwithstanding Tanenbaum’s specific knowledge that Scopus was represented by counsel. Aware of Tanenbaum’s disrepute, Scopus was hardly surprised by his outreach. As widely reported, including in The Wall Street Journal, Tanenbaum was allowed to resign from his position at Laster’s other current counsel, Mayer Brown LLP. It has been reported this occurred after Mayer Brown learned that Tanenbaum was fired as a Partner at his prior law firm after an investigation conducted by that law firm following allegations of sexual harassment found evidence of inappropriate conduct and behavior.

LASTER HAS EFFECTIVELY ADMITTED, IN SWORN STATEMENTS, FACTS THAT DIRECTLY UNDERCUT HIS CLAIM OF OWNERSHIP OF SIX MILLION SHARES

Laster had every opportunity to declare victory and walk away with the disputed 3.5 million shares that were designated for charity. However, Laster refused. In fact, a few days after calling for Scopus to completely resolve the litigation between the parties in his most recent letter to our stockholders, Laster brought a new set of legal claims against the Company, stating he never agreed to trading restrictions on the six million shares. Laster’s statement calls into question his entire ownership stake in Scopus. Here’s why:

•	All of Scopus’ stockholders who received founders shares were required to agree to the trading restrictions as a condition to receiving their shares in the Company. Laster was intimately aware of this requirement.
•	By making these new claims, Laster has now put himself in the following irreconcilable position: he either 1) owns shares subject to restrictions on resale or 2) does not own the shares he purports to own and he has been blatantly lying to Scopus stockholders.

Stockholders should be aware that in response to Laster’s latest legal action, a party related to Scopus’ management had a duty to its own stakeholders to bring legal action against Laster in Delaware regarding the status of his purported ownership position. Your board is committed to protecting the Company and its stockholders from the nefarious actions of an individual whose only holding in Scopus may be 6,000 shares.

DON’T BE FOOLED BY LASTER; HE DOES NOT CARE ABOUT SCOPUS’ STOCKHOLDERS, OTHER THAN HIMSELF AND HIS DAUGHTERS

SUPPORT SCOPUS NOMINEES BY VOTING “FOR ALL” AND “FOR” THE APPOINTMENT OF ITS ACCOUNTING FIRM ON THE WHITE PROXY CARD

If Laster is allowed to prevail at this Annual Meeting, he will be one step closer to seizing control of the Company at the 2022 Annual Meeting without paying other stockholders for that right. We urge you not to support his self-serving campaign in which all other stockholders will be harmed!

Your board is committed to acting in the best interests of all stockholders and urges you to support the Company by voting “FOR ALL” of its director nominees – Raphael Hofstein, Ph.D. and David S. Battleman, M.D. – and “FOR” the appointment of Citrin Cooperman & Company, LLP as our independent registered public accounting firm for the 2021 fiscal year on the WHITE proxy card today.

Sincerely,

Joshua R. Lamstein

Chairman of Scopus

Morrow Sodali

509 Madison Avenue, Suite 1206

New York, New York 10022

Call Collect: (203) 658-9400

Call Toll Free: (800) 662-5200

Email: SCPS@investor.morrowsodali.com